Exhibit 99.1

EXL announces appointment of Bina Mehta to Board of Directors and lead director transition

Bina Mehta appointed to EXL’s board; Sarah K. Williamson to succeed Vikram Pandit as lead independent director by the end of 2026

NEW YORK, July 21, 2026 (GLOBE NEWSWIRE) – EXL [NASDAQ: EXLS], a global data and AI company, announced that Bina Mehta, the former Chair of KPMG UK and a professional services leader with an extensive track record of advising global clients to deliver transformation and sustainable growth, has been appointed to EXL’s Board of Directors as an independent director effective July 16, 2026. Mehta will be a member of the board’s audit committee and compensation and talent management committee.

“We are thrilled to welcome Bina to the EXL board,” said Rohit Kapoor, Chairman and Chief Executive Officer. “She brings over three decades of experience spanning M&A, advisory and restructuring across four countries, and a deep understanding of what it takes to grow and lead a global business. Bina’s expertise in finance, governance, and building high-performing organizations internationally will be invaluable as we continue to scale our data and AI capabilities for our clients.”

“Throughout my career I have supported global businesses through fundamental transformation, not dissimilar to the journey EXL is undertaking. I am particularly drawn to EXL’s strong domain expertise in key industries such as insurance, healthcare, financial services that are at the leading edge of AI-driven transformation. I am excited to contribute to the board and management team as EXL continues its transformation with investments in technology and AI and as it helps its clients embrace the opportunities that data and AI present,” said Mehta.

As Chair of KPMG UK from 2021 to 2026, Mehta led the firm through a period of significant transformation and growth. She also chaired the KPMG Foundation from 2022 to 2026.

Mehta originally joined KPMG in 1990 and her experience there advising global clients on M&A, restructuring and transformation spans four countries – UK, India, the United States, and Canada.

Mehta is active in the technology sector, having led KPMG UK’s Emerging Giants practice focused on fast growth technology businesses and was appointed to the UK government’s AI Opportunity Forum in 2024 that drives adoption of AI across the private sector. She was honored with a Member of the Order of the British Empire (MBE) in 2022 for services in trade and investment and for supporting female entrepreneurs. She also serves on the board of the International Chambers of Commerce UK and is an Honorary Fellow in Entrepreneurship at the University of Cambridge’s Judge Business School and Visiting Professor at Bayes Business School. She is based in London.

EXL also announced a board leadership transition. Sarah K. Williamson will assume the role of lead independent director by the end of 2026, succeeding Vikram Pandit. Pandit has served as lead independent director since April 2024 and previously served as chairman of the board beginning in 2022. Pandit will remain on the board as an independent director.

“Sarah has demonstrated exceptional leadership since joining the board, and Vikram’s continued presence as a director will ensure a smooth and effective transition,” said Kapoor. “We are grateful for Vikram’s service as lead director and look forward to Sarah’s continued contributions in this new capacity.”

“It has been a privilege to serve as lead independent director during an important period in EXL’s growth,” said Vikram Pandit. “Sarah brings strong leadership and sound judgment to the role, and I look forward to supporting a smooth transition while continuing to serve on the board.”

“I am honored to step into the lead director role and want to thank Vikram for his service in this capacity,” said Sarah K. Williamson. “I look forward to working closely with Rohit and the management team as EXL continues to execute its growth strategy.”

Williamson has served as a member of the EXL board since June 2023. She is the chief executive officer of FCLTGlobal, a not-for-profit organization whose mission is to focus capital on the long term to support a sustainable and prosperous economy. Prior to FCLTGlobal, she spent over 20 years at Wellington Management, most recently as a Partner and Director of Alternative Investments. Earlier in her career, she was a senior engagement manager at McKinsey & Company, a special assistant at the U.S. Department of State, and a mergers and acquisitions banker at Goldman Sachs. She also serves as a director of Evercore (NYSE: EVR).

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About EXL

EXL (NASDAQ: EXLS) is a global data and AI company that offers services and solutions to reinvent client business models, drive better outcomes and unlock growth with speed. EXL harnesses the power of data, AI, and deep industry knowledge to transform businesses, including the world’s leading corporations in industries including insurance, healthcare, banking and capital markets, retail, communications and media, and energy and infrastructure, among others. EXL was founded in 1999 with the core values of innovation, collaboration, excellence, integrity and respect. We are headquartered in New York and have approximately 67,000 employees spanning six continents. For more information, visit www.exlservice.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to EXL’s operations and business environment, all of which are difficult to predict and many of which are beyond EXL’s control. Forward-looking statements include information concerning EXL’s possible or assumed future results of operations, including descriptions of its business strategy. These statements may include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although EXL believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect EXL’s actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors, which include our ability to maintain and grow client demand, our ability to hire and retain sufficiently trained employees, and our ability to accurately estimate and/or manage costs, rising interest rates, rising inflation and recessionary economic trends, are discussed in more detail in EXL’s filings with the Securities and Exchange Commission, including EXL’s Annual Report on Form 10-K. You should keep in mind that any forward-looking statement made herein, or elsewhere, speaks only as of the date on which it is made. New risks and uncertainties come up from time to time, and it is impossible to predict these events or how they may affect EXL. EXL has no obligation to update any forward-looking statements after the date hereof, except as required by applicable law.

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